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                                                                   EXHIBIT 4.52

                         DURBAN ROODEPOORT DEEP LIMITED

15TH October 2002

Mr N. Goodwin


Dear Nick,

OFFER OF FIXED TERM CONSULTATION PERIOD

We have pleasure in offering you a fixed term consultancy with Durban Roodepoort Deep Limited as Project Consultant for the Argonaut Project. The following terms and conditions will apply:

DESIGNATION:                Project Consultant for the Argonaut Project.

EFFECTIVE DATE:             2nd September 2002

DURATION OF CONTRACT:       12 months.

CONSULTATION FEE:           US $ 400 per day.  You will be  required  to work a
                            minimum of 180 working days during this contract.

TELEPHONE AND CELL PHONE:   You will be reimbursed  for all business  telephone
                            and cell phone expenses, on presentation of invoices.

TRAVEL CLAIM:               You will be reimbursed for all official business
                            trips excluding travelling between your house and your place of work at a standard rate per kilometre as per the current policy.

LIFE ASSURANCE:             Cover equal to two years salary is provided by the
                            Group Life Assurance scheme.

SHARE OPTIONS:              You may retain your current allocation of shares and
                            will remain eligible for the Share Scheme provided you are contracted as a Close Corporation and undertake that DRD is your sole business.

PROFESSIONAL ASSOCIATION:   One club membership fee and one professional
                            association membership fee will be paid for by the Company.

CONFIDENTIAL                You shall not, either during your employment with
                            the Company and within the Group or thereafter, use or disclose or attempt to use or disclose to any third parties any confidential information.

TERMINATION:                Your appointment is subject to termination  after
                            the expiry of twelve months, or at any time by either party giving two weeks notice.

The conditions set out in this letter, as well as all other company rules (including any changes that may occur from time to time), will constitute your contract of consultation with the company. Please

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note that information on individual remuneration is considered to be confidential and should remain a matter between yourself and the company.

Should this offer be acceptable to you, kindly sign this copy and return it to Johann Engels, Group Human Resources Manager, at your earliest convenience.

We look forward to your continued contribution to our company and sincerely hope that our association will remain mutually rewarding. We wish you every success with this project.


Yours sincerely

/s/ M.M. Wellesley-Wood

MM WELLESLEY-WOOD
CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                     CC:  J ENGELS     GROUP HUMAN RESOURCES MANAGER
                          IL MURRAY    CHIEF FINANCIAL OFFICER
                          CW ROOS      SNR PAYROLL ADMINISTRATOR



SIGNED: /s/ N. Goodwin             DATE: October 12, 2002
        ---------------------------     -----------------
           (N GOODWIN)


[LAST SIGNED 24 OCTOBER 2002]